Exhibit 99.1
WESTWOOD ONE TO FOCUS ON EXPANDING
NETWORK RADIO PROGRAMMING
New York, NY — April 29, 2011 — Westwood One, Inc. (NASDAQ: WWON) announced today that it is focusing on expanding its core Network Radio business and has sold its Metro Traffic division to Clear Channel Acquisition LLC, an affiliate of Clear Channel Communications, Inc.
“Going forward, Westwood One will focus strategically on expanding the Company’s leadership position as the premium content provider of news, information, talk, music, and entertainment programming in network radio,” said Rod Sherwood, President of Westwood One. “The network radio marketplace is growing, and we are aggressively pursuing new opportunities in programming and distribution. Selling the Metro Traffic business, including Sigalert, allows us to focus on our network radio strengths.”
In keeping with this strategy, this year Westwood One has launched The Daily Wrap (with the Wall Street Journal), The Robert Wuhl Show (sports talk), Urbanski, (conservative talk), Rocsi on the Radio and a new suite of Rick Dees programming.
Last year Westwood One launched more new products than any other network radio syndicator. Distribution expanded with new programs like Dr. Oz, VH1 Classic Rock Nights, Perez Hilton’s Fab 30 Countdown and a new Sports Prep Service. Billy Bush, Dennis Miller and BET’s 106 and Park continue to enjoy wide popularity, and anticipate further growth this year. In sports, Westwood One signed new multi-year agreements to continue as the exclusive network radio partner of each of the NFL and the NCAA. In addition, the Company had record distribution for the NFL Sunday afternoon and NCAA football packages.
“Westwood One built its brand by delivering high quality programming to our affiliates and advertising customers,” said Sherwood. “We will continue to invest in new programming, as well as expand our digital business this year, to satisfy our customer’s needs in the marketplace.”
This transaction strengthens the Company’s balance sheet and positions it for further organic growth and/or M&A activity. Approximately $104 million of the proceeds will be used to pay down 100% of the Company’s outstanding 15.00% senior secured notes (notes held by the Company’s controlling shareholder, Gores Radio Holdings will remain outstanding).
About Westwood One
Westwood One (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming in the U.S, providing more than 5,000 radio stations with over 150 news, sports, music, talk and entertainment programs, features, live events and digital content.
Press Contact
Chris Miller
Westwood One, Inc.
917-533-7224